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Pat D. Hemlepp	Bette Jo Rozsa
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FOR IMMEDIATE RELEASE

AEP REPORTS 2010 FIRST-QUARTER EARNINGS

•	2010 first-quarter earnings: $0.72 per share GAAP, $0.76 per share ongoing
•	Company reaffirms 2010 ongoing earnings guidance of between $2.80 and $3.20 per share

 AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	1st quarter ended March 31
	2009	2010	Variance
Revenue ($ in billions)	3.5	3.6	0.1
Earnings ($ in millions):
GAAP	360	344	(16)
Ongoing	360	365	5
EPS ($):
GAAP	0.89	0.72	(0.17)
Ongoing	0.89	0.76	(0.13)
EPS based on 407mm shares in Q1 2009, 478mm in Q1 2010

COLUMBUS, Ohio, April 29, 2010 – American Electric Power (NYSE: AEP) today reported 2010 first-quarter earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $344 million or $0.72 per share, compared with $360 million or $0.89 per share in first-quarter 2009. Ongoing earnings (earnings excluding special items) for the quarter were $365 million or $0.76 per share, compared with $360 million or $0.89 per share in first-quarter 2009.
The per-share results for first-quarter 2010 reflect the dilutive effect of additional shares outstanding issued during 2009, which reduced ongoing earnings by $0.13 per share compared with first-quarter 2009.
For the quarter, GAAP earnings were $21 million lower than ongoing earnings because the enactment of the federal Patient Protection and Affordable Care Act brought an unfavorable change to the tax treatment of post-employment health care costs associated with the future reimbursement of Medicare Part D retiree prescription drug benefits.
A full reconciliation of GAAP earnings with ongoing earnings for the quarter is included in tables at the end of this news release.

“We had strong results for the first quarter because of successful rate proceedings, increased off-system sales and favorable weather,” said Michael G. Morris, AEP chairman, president and chief executive officer. “For several quarters we’ve been seeing some signs of economic improvement in the states that we serve, but the signs have yet to be followed by a broad increase in electricity demand that typically accompanies economic improvement. Residential electricity sales have improved year on year. Industrial sales are down slightly from first quarter last year, but we are no longer seeing the steep declines experienced throughout 2009. Commercial sales continue to struggle.
“In light of the slow recovery of electricity demand and depressed wholesale prices, we are taking further meaningful steps to reduce our costs,” Morris said. “These steps include non-labor and labor reductions such as an offer of a voluntary severance package.
“As always, our top priorities are maintaining reliable service for our customers, a safe work environment for our employees and our commitments to our shareholders.”
EARNINGS GUIDANCE
AEP reaffirmed its ongoing guidance range for 2010 of between $2.80 and $3.20 per share. “The additional cost-reduction measures have allowed us to keep our 2010 earnings guidance unchanged,” Morris said.
In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q1 09	Q1 10	Variance
Utility Operations	343	362	19
Ongoing EPS	0.84	0.75	(0.09)
AEP River Operations	11	4	(7)
Ongoing EPS	0.03	0.01	(0.02)
Generation and Marketing	24	10	(14)
Ongoing EPS	0.06	0.02	(0.04)
All Other	(18)	(11)	7
Ongoing EPS	(0.04)	(0.02)	0.02
Ongoing Earnings	360	365	5
Ongoing EPS	0.89	0.76	(0.13)
EPS based on 407mm shares in Q1 2009, 478mm in Q1 2010

Ongoing earnings from Utility Operations increased by $19 million during first-quarter 2010 compared with the same period in 2009. The improvement was driven by higher retail margins because of successful rate proceedings, the effects of favorable weather and higher margins for both off-system sales and transmission revenues. These increases were somewhat offset by lower sales to AEP’s commercial and industrial customers, higher operating expenses and the 2009 receipt of the Donald C. Cook Nuclear Plant accidental outage insurance.

Results for AEP’s River Operations were lower in first-quarter 2010 compared with the same period in 2009 primarily because of reduced grain loadings, higher fuel and other operating expenses and the gain on sale of two towboats in 2009.
 Generation and Marketing, which includes AEP’s non-regulated generating, marketing and risk management activities in the Electric Reliability Council of Texas (ERCOT) market area, decreased $14 million in first-quarter 2010 compared with the same period in 2009 because of lower gross margins from marketing activities.
All Other, which includes the Parent Company and other investments, was favorable by $7 million in first-quarter 2010 compared with the same period in 2009 primarily because of lower expenses.
ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q1 09	Q1 10	Variance
East Regulated Integrated Utilities	710	784	74
Ohio Companies	639	683	44
West Regulated Integrated Utilities	243	271	28
Texas Wires	127	150	23
Off-System Sales	62	74	12
Transmission Revenue - 3rd Party	84	94	10
Other Operating Revenue	206	123	(83)
Utility Gross Margin	2,071	2,179	108
Operations & Maintenance	(803)	(835)	(32)
Depreciation & Amortization	(373)	(398)	(25)
Taxes Other Than Income Taxes	(194)	(203)	(9)
Interest Expense & Preferred Dividend	(221)	(236)	(15)
Other Income & Deductions	31	40	9
Income Taxes	(168)	(185)	(17)
Utility Operations Ongoing Earnings	343	362	19
Ongoing EPS	0.84	0.75	(0.09)
EPS based on 407mm shares in Q1 2009, 478mm in Q1 2010

Retail Sales – The improvement in retail gross margins reflects the favorable results from regulatory proceedings in multiple jurisdictions and increased residential usage driven by favorable weather in the quarter. These increases were somewhat offset by lower sales to commercial and industrial customers than in the same period last year. First-quarter heating degree days were 9 percent above normal and 4 percent higher than in the same period last year in AEP’s eastern service territory. In AEP’s western service area, heating degree days were 32 percent higher than normal and 48 percent higher than in the same period last year. The favorable weather increased margins in the quarter by $37 million.
Off-System Sales – Gross margins from Off-System Sales increased $12 million for first-quarter 2010 primarily because of higher physical sales volumes in our eastern territory, which reflects favorable generation availability.

Transmission Revenues – Transmission revenues were higher than in the same period last year primarily because of increases in the Southwest Power Pool, ERCOT and PJM Interconnection regions.
Other Operating Revenue – The decrease in Other Operating Revenue during first-quarter 2010 from the prior year is primarily because of the receipt of the Cook Nuclear Plant accidental outage insurance proceeds in 2009 and lower gains on the sale of allowances.
Operations & Maintenance Expense – O&M expenses in first-quarter 2010 were $32 million higher than in the prior year, but expenses net of revenue offsets were $14 million higher than in the prior period.
Depreciation & Amortization – The increase in Depreciation & Amortization in first-quarter 2010, compared with the prior period, primarily is attributed to an increase in plant balances.
Interest Expense & Preferred Dividends – The increase in Interest Expense during first-quarter 2010 compared with the same period in 2009 is primarily because of an increase in long-term debt and a decrease in the debt component of Allowance for Equity Funds Used During Construction (AFUDC) due to lower Construction Work in Progress balances at Appalachian Power Company and the Ohio Companies.
Other Income & Deductions – The increase over the same period in 2009 is primarily because of an increase in AFUDC for the J. Lamar Stall and John W. Turk plants under construction at Southwestern Electric Power Company.
WEBCAST
American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 9 a.m. EDT today at http://www.aep.com/go/webcasts. The webcast will include audio of the conference call and visuals of charts and graphics referred to by AEP management during the call. The charts and graphics will be available for download at http://www.aep.com/go/webcasts.
The call will be archived on http://www.aep.com/go/webcasts for those unable to listen during the live webcast. Archived calls also are available as podcasts.
Minimum requirements to listen to broadcast: Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.
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American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765-kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.
—
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness and performance of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs (including the costs of projects that are canceled) through applicable rate cases or competitive rates; new legislation, litigation and government regulation, including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance); resolution of litigation (including disputes arising from the bankruptcy of Enron Corp. and related matters); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth or contraction in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; volatility in the financial markets, particularly developments affecting the availability of capital on reasonable terms and developments impacting AEP’s ability to refinance existing debt at attractive rates; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading markets; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, coal, nuclear fuel and other energy-related commodities; changes in utility regulation, including the implementation of the recently passed utility law in Ohio and the allocation of costs within regional transmission organizations; accounting pronouncements periodically issued by accounting standard-setting bodies; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans and nuclear decommissioning trust and the impact on future funding requirements; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
Financial Results for 1st Quarter 2010 Actual vs 1st Quarter 2009 Actual

		2009 Actual		2010 Actual
		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	East Regulated Integrated Utilities	710		784
2	Ohio Companies	639		683
3	West Regulated Integrated Utilities	243		271
4	Texas Wires	127		150
5	Off-System Sales	62		74
6	Transmission Revenue - 3rd Party	84		94
7	Other Operating Revenue	206		123
8	Utility Gross Margin	2,071		2,179

9	Operations & Maintenance	(803)		(835)
10	Depreciation & Amortization	(373)		(398)
11	Taxes Other than Income Taxes	(194)		(203)
12	Interest Exp & Preferred Dividend	(221)		(236)
13	Other Income & Deductions	31		40
14	Income Taxes	(168)		(185)
15	Utility Operations Ongoing Earnings	343	0.84	362	0.75

	NON-UTILITY OPERATIONS:
16	AEP River Operations	11	0.03	4	0.01
17	Generation & Marketing	24	0.06	10	0.02

18	Parent & Other Ongoing Earnings	(18)	(0.04)	(11)	(0.02)

19	ONGOING EARNINGS	360	0.89	365	0.76

Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power

Financial Results for the 1st Quarter 2010
Reconciliation of Ongoing to Reported Earnings

	2010
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	362	4	10	(11)	365	$0.76

Other:
Medicare D Subsidy	(20)	(1)	-	-	(21)	$(0.04)

Total Special Items	(20)	(1)	-	-	(21)	$(0.04)

Reported Earnings	342	3	10	(11)	344	$0.72

Financial Results for the 1st Quarter 2009
Reconciliation of Ongoing to Reported Earnings

	2009
	Utility	AEP River Operations	Generation and Marketing	Parent & All Other	Total	EPS
	($ millions)

Ongoing Earnings	343	11	24	(18)	360	$0.89

Total Special Items	-	-	-	-	-	$-

Reported Earnings	343	11	24	(18)	360	$0.89

American Electric Power
Summary of Selected Sales Data

(Data based on preliminary, unaudited results)

	Three Months Ending March 31,
ENERGY & DELIVERY SUMMARY	2009	2010	Change

Retail Electric (in millions of kWh):
Residential	16,371	17,774	8.6%
Commercial	11,610	11,475	-1.2%
Industrial	13,522	13,381	-1.0%
Miscellaneous	719	713	-0.8%
Total Retail (a)	42,222	43,343	2.7%

Wholesale Electric (in millions of kWh): (b)	6,774	8,137	20.1%

Total KWHs	48,996	51,480	5.1%

(a) Includes energy delivered to customers served by AEP's Texas Wires Companies

(b) Includes Off-System Sales, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.